CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Highlights” and to the incorporation by reference of our report, dated October 17, 2005, with respect to the financial statements of BlackRock Fundamental Growth Fund, Inc. (formerly Merrill Lynch Fundamental Growth Fund, Inc.) for the year ended August 31, 2005 in this Registration Statement on Form N-1A under the Securities Act of 1933 (File No. 33-47875) and under the Investment Company Act of 1940 (File No. 811-6669) of BlackRock Fundamental Growth Fund, Inc.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

December 18, 2006